Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2012 Results

~ Third Quarter Comparable Store Sales Increased 1.9% ~

~ Third Quarter Operating Income Increased to $10.8 Million ~

~ Third Quarter Net Loss Reduced to $0.55 Per Diluted Share ~

YORK, Pa.--(BUSINESS WIRE)--November 15, 2012--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the third quarter of fiscal 2012 ended October 27, 2012.

Third Quarter Highlights

  Comparable store sales increased 1.9%.
  Gross margin rate was 36.6% compared with 37.4% in the third quarter of fiscal 2011.
  Operating income totaled $10.8 million, compared with operating income of $0.5 million in the third quarter of fiscal 2011.
  Adjusted EBITDA increased $9.0 million to $34.1 million, compared with $25.0 million in the third quarter of fiscal 2011. Adjusted EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss improved $11.9 million to $10.1 million, or $0.55 per diluted share, compared with a net loss of $22.0 million, or $1.21 per diluted share, for the third quarter of fiscal 2011.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “We believe that our third quarter results reflect progress made as a result of initiatives we have been implementing throughout the year, including a better-balanced merchandise assortment, refined marketing efforts, our ‘Customer First’ shopping experience, and expense management. We were excited to see customers respond favorably to the new fall receipts and to our multi-channel methods of communication which created excitement and traffic in stores and online. This all led to 36% Adjusted EBITDA growth for the quarter as compared with the prior year third quarter.”

Mr. Hoffman continued, “We are looking forward to the holiday shopping season as we believe that we are well-positioned for continued momentum in the fourth quarter with strong merchandising and marketing initiatives in place.”

Year-to-date Highlights

  Comparable stores sales increased 0.3%.
  Gross margin rate was 35.6%, compared with 36.7% in the prior year period.
  Operating loss totaled $25.3 million, compared with an operating loss of $13.8 million in the prior year period. Operating loss for the fiscal 2012 period includes an $8.0 million charge for severance-related costs associated with targeted reductions to the Company’s cost structure.
  Adjusted EBITDA, inclusive of the aforementioned $8.0 million of severance-related costs, was $46.0 million, compared with $63.8 million in the prior year period (see Note 1).
  Net loss totaled $96.0 million, or $5.20 per diluted share, compared with a net loss of $90.3 million, or $5.00 per diluted share, for the prior year period. Year-to-date results for fiscal 2012 include a charge of $6.7 million, or $0.36 per diluted share, for fees associated with the senior notes exchange, a charge of $8.0 million, or $0.43 per diluted share, for the aforementioned severance-related costs and a net gain of $1.9 million, or $0.10 per diluted share, related to the Company’s sale of certain Rochester, NY locations and subsequent prepayment penalty on the extinguishment of related mortgage debt. Year-to-date fiscal 2011 loss included a charge of $9.5 million, or $0.52 per diluted share, associated with the voluntary prepayment of the Company’s second lien term loan and the refinancing of its revolving credit facility.

Net Sales

For the third quarter of fiscal 2012, comparable stores sales increased 1.9%. Total sales for the thirteen weeks ended October 27, 2012 increased 1.9% to $668.7 million, compared with $656.1 million for the prior year period.

Other Income

Other income in the third quarter of fiscal 2012 was $14.4 million, compared with $14.5 million in the third quarter of fiscal 2011.

Gross Margin

In the third quarter of fiscal 2012, gross margin was $244.5 million, compared with $245.4 million in the third quarter of fiscal 2011. The gross margin rate for the third quarter of fiscal 2012 decreased to 36.6% of net sales from 37.4% of net sales in the prior year period. The decline in the gross margin rate in the third quarter is largely attributable to increased net markdowns and delivery expenses.

Selling, General and Administrative Expense (“SG&A”)

SG&A expense decreased $10.0 million to $224.8 million in the third quarter of fiscal 2012, compared with $234.9 million in the prior year period. The SG&A expense rate for the third quarter of fiscal 2012 decreased to 33.6% of net sales, compared with 35.8% in the prior year period. The reduction in the SG&A expense reflects a reduction in marketing expenditures and store expenses resulting from increased efficiencies, partially offset by increased benefit and severance-related costs.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $23.2 million in the third quarter of fiscal 2012, compared with $24.5 million in the prior year period.

Interest Expense, Net

In the third quarter of fiscal 2012, interest expense, net, was $20.0 million, compared with $21.9 million in the prior year period. The decrease in the third quarter primarily reflects reduced borrowings and interest rates.

Income Tax Provision

An income tax provision of $0.3 million was recorded in the third quarter of fiscal 2012, compared with a provision of $0.6 million in the third quarter of fiscal 2011.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “We are reaffirming our fiscal 2012 guidance for Adjusted EBITDA in a range of $160 million to $190 million, for (loss) earnings per diluted share in a range of $(1.35) to $0.20 and for cash flow (see Note 2) in a range of $30 million to $55 million. Additionally, our excess borrowing capacity under our revolving credit facility was $400 million at the end of the third quarter of fiscal 2012.”

Conference Call Details

The Company’s quarterly conference call to discuss third quarter of fiscal 2012 results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 820-9415 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, November 29, 2012. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 8590421. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, November 29, 2012.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the agreement governing the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests, and the proprietary credit card program signing bonus, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	October 27,	January 28,
(Unaudited)	2012	2012
Assets
Current assets:
Cash and cash equivalents	$8,104	$14,272
Merchandise inventories	957,687	699,504
Prepaid expenses and other current assets	66,688	69,032
Total current assets	1,032,479	782,808
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $799,754 and $743,312 at October 27, 2012 and January 28, 2012, respectively	660,874	677,133
Deferred income taxes	12,474	12,385
Intangible assets, net of accumulated amortization of $57,483 and $51,975 at
October 27, 2012 and January 28, 2012, respectively	113,269	119,165
Other long-term assets	22,161	26,712
Total assets	$1,841,257	$1,618,203
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$370,454	$205,492
Accrued payroll and benefits	36,338	31,636
Accrued expenses	146,645	162,855
Current maturities of long-term debt	7,315	8,066
Current maturities of obligations under capital leases	3,830	4,365
Deferred income taxes	17,604	16,231
Total current liabilities	582,186	428,645
Long-term debt, less current maturities	957,581	814,271
Obligations under capital leases, less current maturities	53,777	56,677
Other long-term liabilities	207,411	187,003
Total liabilities	1,800,955	1,486,596
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,439,414 and 17,081,376 at October 27, 2012 and January 28, 2012, respectively	174	171
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at October 27, 2012 and January 28, 2012	30	30
Treasury stock, at cost - 337,800 shares at October 27, 2012 and January 28, 2012	(1,387)	(1,387)
Additional paid-in-capital	158,187	155,400
Accumulated other comprehensive loss	(69,568)	(74,356)
(Accumulated deficit) retained earnings	(47,134)	51,749
Total shareholders' equity	40,302	131,607
Total liabilities and shareholders' equity	$1,841,257	$1,618,203

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	October 27,	October 29,	October 27,	October 29,
(Unaudited)	2012	2011	2012	2011

Net sales	$668,731	$656,070	$1,904,357	$1,901,431
Other income	14,389	14,498	40,320	42,888
	683,120	670,568	1,944,677	1,944,319

Costs and expenses:
Costs of merchandise sold	424,219	410,703	1,226,151	1,203,888
Selling, general and administrative	224,846	234,856	672,521	676,681
Depreciation and amortization	22,074	23,271	67,805	74,005
Amortization of lease-related interests	1,168	1,195	3,529	3,584
Income (loss) from operations	10,813	543	(25,329)	(13,839)
Interest expense, net	19,995	21,938	61,274	68,005
Loss on exchange/extinguishment of debt	617	-	8,087	9,450

Loss before income taxes	(9,799)	(21,395)	(94,690)	(91,294)
Income tax provision (benefit)	349	640	1,277	(971)

Net loss	$(10,148)	$(22,035)	$(95,967)	$(90,323)

Basic loss per share	$(0.55)	$(1.21)	$(5.20)	$(5.00)

Diluted loss per share	$(0.55)	$(1.21)	$(5.20)	$(5.00)

Other financial data:
Adjusted EBITDA (1)	$34,055	$25,009	$46,005	$63,750

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	October 27,	October 29,	October 27,	October 29,
(Unaudited)	2012	2011	2012	2011

Net loss	$(10,148)	$(22,035)	$(95,967)	$(90,323)
Adjustments:
Income tax provision (benefit)	349	640	1,277	(971)
Loss on exchange/extinguishment of debt	617	-	8,087	9,450
Interest expense, net	19,995	21,938	61,274	68,005
Depreciation and amortization	22,074	23,271	67,805	74,005
Amortization of lease-related interests	1,168	1,195	3,529	3,584

Adjusted EBITDA	$34,055	$25,009	$46,005	$63,750

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com